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                                                                      Exhibit 21



                         SUBSIDIARIES OF THE REGISTRANT
                            Year ended June 30, 1994


Certain of Mallinckrodt's subsidiaries at June 30, 1994 are listed below. Collectively these subsidiaries, together with Mallinckrodt, account for more than 90 percent of consolidated net sales, earnings before income taxes from continuing operations, and total assets.


                                         Jurisdiction of       Percent
                                           Incorporation     Ownership
- ----------------------------------------------------------------------
Carnforth Ltd.                                   Bermuda          100%
Mallinckrodt Holdings (U.S.A.), Inc.            Delaware          100%
  Mallinckrodt, Inc.                            Delaware          100%
    Mallinckrodt Chemical, Inc.                 Delaware          100%
    Mallinckrodt Medical, Inc.                  Delaware          100%
    Fries & Fries, Inc.                         Delaware          100%
Mallinckrodt Veterinary, Inc.                   Delaware          100%
Pitman-Moore International, Inc.                Delaware          100%
- ----------------------------------------------------------------------

A number of small subsidiaries are not shown. Individually, and in the aggregate, they do not constitute a significant subsidiary.